Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO RELEASES THE TEXT OF THE REPORT TO SHAREHOLDERS

CONTAINED IN ITS 2009 ANNUAL REPORT

DENVER, COLORADO, March 4, 2010 — CREDO Petroleum Corporation (NASDAQ:  CRED) today released the text of the Reports to Shareholders that are included in the company’s Annual Report for fiscal 2009.  The Annual Report will soon be mailed to shareholders and will be available on-line early next week through Credo’s website (www.credopetroleum.com).

These Reports to Shareholders contain important information about the company, including certain estimates.  This information may be deemed to include “forward-looking statements” as described in the last paragraph of this press release.  Accordingly, readers are encouraged to carefully review the “forward-looking statements” section of this press release.

Report from James T. Huffman, Chairman and Recently Retired CEO

Fellow Shareholders:

By most performance metrics, Credo had a very respectable year in 2009 despite the severe economic downturn and much lower energy prices.  Credo’s strong financial position allowed us to further expand our business during the downturn.

The primary exception to our successes was the company’s financial results for 2009, which showed the second annual loss in Credo’s 31 year history.  The energy price collapse in the first half of the year triggered a non-cash write down in the book value of our oil and gas properties, much like what occurred in 1985 when a similar situation caused a non-cash write down.

My thoughts on the “point in time” valuation rules that caused the non-cash write down are well chronicled in past shareholder communications.  Markets and commodity prices are volatile, and I do not believe that snapshot valuations reflect the underlying substance of most businesses, including ours.

The capital we raised in 2008 near the energy market top provided us the flexibility to continue active acreage acquisition and drilling programs during the subsequent downturn.  As a result, oil production set a new record in 2009, and for the first time, oil revenue exceeded natural gas revenue.

That accomplishment was driven by our Central Kansas oil drilling project where state-of-the-art 3-D seismic is facilitating a success rate of almost 50 percent.  Among other finds, we discovered a significant new field in Barton County, Kansas.  That discovery drove our production increase because Credo owns 85 percent of the new field.

Credo also continued to acquire acreage in the North Dakota Bakken/Three Forks oil resource play.  The Bakken is the premier oil resource in the U.S., and our acreage is located in the heart of the play.  We recently reported that Credo’s first well was completed with an initial production rate of 1,474 barrels of oil per day equivalent measured over a 24 hour period on a 20/64-inch choke.  Our second well is scheduled to spud in about two months.  The success on the first well makes our other nine well locations in the immediate area prime for development.

The nature of the Kansas and Bakken drilling projects is very different, providing Credo great diversification in two premier oil plays.  We own a significant inventory of oil-weighted drilling prospects in both plays with over 150,000 gross acres in Kansas and interests in about 50 Bakken spacing units.

We delayed drilling in early 2009 because field service costs had not ratcheted-down in response to much lower oil and gas prices.  Despite those delays, total production increased in 2009 and we replaced 121 percent of the reserves that were produced.  Total production calculated on an energy equivalent basis rose to 1.93 Bcfe at year end 2009.  More importantly, the increased oil component in our portfolio caused production to jump 23 percent when calculated on the price equivalent basis that goes to our bottom line.

One of our goals is to preferentially increase oil production because a Btu of oil is worth about twice as much as a Btu of natural gas.  We achieved that objective in 2009 with a 108 percent increase in oil production.  The economic benefit of this strategy is clearly shown in our 2009 income statement where oil accounted for 59 percent of revenues while representing 36 percent of energy equivalent-production.

The benefits of focusing on oil are also evident in Credo’s reserves.  While reserve quantities calculated on an energy equivalent basis increased to 20.2 Bcfe, those same reserve quantities increased to 28.5 Bcfe on a price equivalent basis.  Oil reserves increased 23 percent in 2009 and currently account for 26% of the company’s total reserves.

Our shareholders know that we have not yet monetized what we believe to be the potential value of our Calliope Gas Recovery System.  However, that does not mean that we are out of good options.  We have developed new license fee structures that operators are finding more acceptable.  In addition, soft natural gas prices have cut into drilling budgets, prompting renewed operator interest in looking for ways to get more gas out of existing properties.  That appetite for adding production without drilling has translated into significantly more interest in Calliope.

The most important decision we made in 2009 involved Credo’s leadership transition.  I publicly made known my desire to step aside as CEO about 18 months ago.  In addition to my personal reasons for doing so, I am convinced that it is time for new and younger leadership with fresh ideas and plenty of energy to act on them.  Obviously, I am keenly interested in the transition because my family and I own the second largest stake in Credo and we want to see Credo continue to grow and prosper.  I will also continue as Chairman of the Board and want to work with a CEO who has the vision, character and energy to grow our company.

The Board conducted a rigorous CEO search process, considering a number of outstanding candidates who were drawn to Credo because it provides a very attractive platform for growth.

Marlis E. Smith, Jr. was ultimately selected primarily because he is a seasoned entrepreneur and a successful “oil man”.  He grew up in an oil business family and received BA and MBA degrees which concentrated on the oil business.  He has subsequently spent his entire career in our industry, mostly as a principal and a business owner.  His companies currently own interests in about 450 oil and gas wells and 125,000 gross acres.

Marlis has hit the ground running because he already knows Credo’s business.  His relationship with Credo goes back 10 years when he began taking ownership interests in our wells.  Since that time he has participated in drilling about 75 wells operated by Credo.  In April 2009, he accepted our invitation and was elected to the Board of Directors.  That history gives him some very unique qualifications to be Credo’s CEO, including an excellent knowledge of our properties, our opportunities, and our employees.

The Board’s goals include doubling Credo’s size in three to four years, if not sooner.  Marlis’ successful business history demonstrates that he has the background, skills and drive to achieve that goal.

It has been my privilege to be the Chief Executive of Credo and to serve its shareholders.  Marlis Smith now has the reins.  I know that he will give his undivided attention to the task of growing Credo, and that he will uphold your trust.  His first report follows.

/s/ James T. Huffman
James T. Huffman
Chairman of the Board
February 15, 2010

Report from Marlis E. Smith, Jr., President & CEO

Dear Shareholders:

It is an honor to serve as your new CEO.  I have been involved in drilling with Credo for the last ten years, and I have been a member of the Board of Directors since last April.  These two factors provide me great perspective on the company and its growth potential.

Credo represents an extremely attractive platform for growth.  In addition to a strong financial position, the company owns a solid foundation of profitable assets which have excellent potential for additional exploitation.  Credo’s Board made an excellent decision several years ago to focus on adding oil reserves and production.  As a result of that timely decision, Credo presently has two projects that provide an excellent inventory of oil-weighted drilling prospects.  These are in addition to the company’s historical core area of operations comprising about 70,000 acres located in the Texas Panhandle, Anadarko Basin of Oklahoma and southern Oklahoma.

The Kansas oil project currently consists of 150,000 gross acres and is just hitting its stride.  In addition to our existing prospect inventory, Credo is actively generating and leasing new shallow oil prospects in Kansas.  Our drilling risks are well diversified in Kansas and our success rate, after 49 wells, is about 50 percent.  Moreover, costs are moderate at about $150,000 for a dry hole and $420,000 for a completed well.  I favor committing substantial additional capital to the play because we have developed a repeatable and successful exploration model.

I am equally excited about the company’s participation in the premier oil resource play in North America, horizontal drilling in the Bakken/Three Forks formations.  I have been participating in the play with other operators like ConocoPhillips and Continental Resources for about five years.  As a Credo director, I strongly urged management to make a significant commitment to the Bakken/Three Forks.

Credo currently owns interests in about 50 spacing units located in the Fort Berthold Reservation which is in the heart of the play.  We recently reported an excellent initial production rate on our first Bakken well, and we announced that our second well in the same area is scheduled to spud in about two months.  Credo sold-down its 25 percent interest in the first well to 10 percent to reduce our early exposure while we gained horizontal drilling experience in the area.  However, with our recent success and activity ramping-up on the Reservation, I favor retaining Credo’s full interest in future wells.  In addition, we are looking at other areas in the play and I hope to expand Credo’s Bakken/Three Forks exposure.

I am an ardent believer in the company’s Calliope Gas Recovery System.  I have observed the development and application of the system over the years and I know from firsthand knowledge that Calliope works as advertised.  As CEO, I will commit whatever resources are necessary to make a priority of monetizing what we believe is Calliope’s value.

We believe that mergers and acquisitions represent an excellent way to accelerate Credo’s growth.  I have successfully acquired oil and gas properties for many years, and I am already working on several possible opportunities for Credo where I hope to have success this year.

A fair question is whether I plan to devote full time to Credo.  The answer is yes.  I have committed to put Credo first and spend whatever time is required to fulfill my responsibilities at Credo.  As I told the Board, my personal business involves only non-operated interests in oil and gas properties, and does not require my day-to-day management.  Accountants take care of paying bills and collecting income.  My time was primarily spent in looking for new deals and opportunities, and that involvement has ceased since I joined Credo.

In recent years, Credo has successfully built excellent momentum, particularly in oil drilling plays.  My long background working with Credo and my knowledge of its assets and employees provides me the ability to sustain that momentum while focusing on adding projects and building a larger company.

The Board is very supportive of my growth plans for Credo, including being more aggressive in the area of acquisitions.  I successfully used debt in my personal businesses to purchase high quality oil and gas properties, and I will not hesitate to do the same with Credo.  However, I am fiscally responsible and I will not support taking reckless risks.

It is a privilege to be your CEO.  I am passionate about the oil business and I pledge to work hard to grow our company in a prudent manner.  I am also mindful of my responsibility to our shareholders, and your interests will always come first.

/s/ Marlis E. Smith, Jr.
Marlis E. Smith, Jr.
Chief Executive Officer
February 15, 2010

About Credo Petroleum

Credo Petroleum Corporation is an independent exploration, development and production company based in Denver, Colorado.  The company has significant operations in the Williston Basin of North Dakota, central Kansas, the Anadarko Basin of North Texas and northwest Oklahoma, and in southern Oklahoma.  Credo uses advanced technologies to systematically explore for oil and gas and, through its patented Calliope Gas Recovery System, to recover stranded reserves from depleted gas reservoirs.  For more information, please visit our website at www.credopetroleum.com or contact us at 303-297-2200.

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Contact:	Marlis E. Smith, Jr.
Chief Executive Officer
or
Alford B. Neely
Chief Financial Officer
303-297-2200
Website:	www.credopetroleum.com

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.